Exhibit 10.4

AMESITE, INC.

DEFERRED FEE PLAN FOR DIRECTORS

1. Purpose. The purpose of the Amesite, Inc. Deferred Fee Plan for Directors (the “Plan”) is to provide outside Directors of Amesite, Inc. (the “Company”) the opportunity to defer receipt of compensation earned as a Director in the form of deferred stock units (“DSUs”) to a date following termination of such service or occurrence of a Change in Control, as defined below. These opportunities are designed to aid the Company in attracting and retaining as members of its Board of Directors (the “Board of Directors”) persons whose abilities, experience and judgment can contribute to the well-being of the Company and to facilitate equity ownership in the Company by the Board of Directors.

2. Effective Date. The effective date of the Plan is January 1, 2022.

3. Eligibility. Any member of the Board of Directors who is not also an employee of the Company or any related company (the “Director”) shall be eligible to participate in the Plan.

4. Deferred Compensation Account. A deferred compensation account (the “Account”) shall be established for each Director as provided in Section 3 hereof (a “Participant”). Amounts credited to each Participant’s Account shall be identified in the Plan’s records as comprised of two sub-accounts as follows: (a) the “Elective Deferral Sub-Account” for amounts credited with respect to a Participant’s “Elective Deferrals” (as defined in Section 5 hereof); and (b) the “Mandatory Deferral Sub-Account” for amounts credited with respect to a Participant’s “Mandatory Deferrals” (as defined in Section 5 hereof).

5. Amount of Deferral.

(a) Elective Deferrals. Each Participant may elect to defer receipt of all or a specified part of any cash compensation payable to the Participant for serving on the Board of Directors or for serving on committees of the Board of Directors of the Company (the “Elective Deferrals”). An amount equal to all compensation deferred as Elective Deferrals will be credited to the participant’s Elective Deferral Sub-Account on a quarterly basis, for all compensation deferred during such quarter, as of the last day of the quarter (or if on such date there shall be no reported transactions on the exchange on which Shares, as defined in the Amesite, Inc. 2018 Equity Incentive Plan (as amended and restated from time to time, the “2018 Plan”), are traded, on the next preceding date for which transactions were reported) (the “Elective Deferral Payment Date”).

(b) Mandatory Deferrals. From time to time the Board of Directors may grant DSUs to Participants that are immediately vested but that are required to be deferred under the Plan (the “Mandatory Deferrals”). The number of DSUs granted to Participants as Mandatory Deferrals may vary from grant to grant and from Participant to Participant and will be determined by the Board of Directors and credited to the Participant’s Mandatory Deferral Sub-Account as of the date of grant (the “Mandatory Deferral Payment Date” and, together with the Elective Deferral Payment Date, the “Payment Date”).

6. Deferred Compensation Account—Hypothetical Investment Options.

(a) All amounts of Elective Deferrals and Mandatory Deferrals shall be credited to the Participant’s Elective Deferral Sub-Account or Mandatory Deferral Sub-Account, as applicable, converted into DSUs and adjusted as if the compensation deferred had been invested in Shares as of the Payment Date, until the date of final payment pursuant to Section 9 hereof. DSUs are “Restricted Share Units” (with each DSU being equivalent to one Restricted Share Unit) awarded under the 2018 Plan and distributed and administered in accordance with the terms of this Plan. The number of DSUs shall be determined by dividing the amount of compensation credited to the Participant’s Elective Deferral Sub-Account or Mandatory Deferral Sub-Account, as applicable, on the Payment Date by the Fair Market Value, as defined in the 2018 Plan, of a Share on the Payment Date. Nothing herein obligates the Company to purchase any such Shares; and if such Shares are purchased, they shall remain the sole property of the Company.

(b) With respect to DSUs in a Participant’s Account, the Company shall credit such Account on each dividend payment date declared with respect to the Shares, if any, the number of DSUs equal to: (i) the product of (y) the dividend per Share which is payable as of the dividend payment date, multiplied by (z) the number of DSUs credited to such Account as of the applicable dividend record date, divided by (ii) the Fair Market Value of a Share on such dividend payment date. Fractional DSUs shall be rounded to the nearest DSU.

7. Time of Election for Elective Deferrals. A Participant may change the amount of Elective Deferrals for subsequent calendar years, once annually in December by completing forms provided by the Company for that purpose. Any such change shall become effective on January 1 of the following year. Notwithstanding the foregoing, in the case of a Director who first becomes a member of the Board of Directors during the calendar year, such Director may make an initial Elective Deferral election within 30 days after the date such Director becomes a member of the Board of Directors with respect to compensation paid for services to be performed after the election.

8. Value of Deferred Compensation Account. The value of each Participant’s Account shall include Elective and Mandatory Deferrals, adjustments for dividends, and increases or decreases in the market value of Shares.

9. Payment of Deferred Compensation. Upon a Participant’s completion of service as a member of the Board of Directors or, if earlier, upon a Change in Control (the “Completion Date”), each Participant (or in the event of the Participant’s death, the named beneficiary or his/her estate) shall be entitled to receive, in the sole discretion of the Committee, as defined in the 2018 Plan, either (a) cash in a lump sum in the amount of his/her Account as of the Completion Date, or (b) payment in Shares in the amount of his/her Account, or (c) a combination of cash and Shares in the amount of his/her Account. DSUs shall be valued based on the Fair Market Value of Shares as of the Completion Date. No withdrawal may be made from the Participant’s Account prior to the Completion Date. The value of a Participant’s Account shall be paid as soon as practicable following the Completion Date or date of death.

10. Section 409A Requirements. This Section 10 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”).

(a) Payment of Accounts. Notwithstanding any other provision of the Plan to the contrary, the value of a Participant’s Account shall be payable solely in a single lump sum within the 90-day period beginning on the Participant’s Completion Date or date of death, if earlier. The Participant shall have no influence on any determination as to the tax year in which the payment is made.

(b) No Deferral of Payment. A Participant may not elect to defer receipt of any portion of his Account or to receive such amounts in the form of installment payments. A Participant’s election to defer receipt of any portion of his Account or to be paid in installments shall be null and void.

(c) Provisions Intended to Ensure Compliance with Section 409A. This Section 10 and any other provision of this Plan that applies to deferrals, including the rights of the Company or a participant with respect to the deferrals, shall be limited to those terms permitted under Section 409A. Any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

11. Designation of Beneficiary. Each Participant may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments of a Participant’s Account are to be made if a Participant dies prior to the receipt of payment of such Account. A beneficiary designation will be effective only if the signed form is filed with the Secretary of the Company while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the Participant or before complete payment of the Account, such Account shall be paid to the estate of the last to die of the Participant and designated beneficiaries as soon as practicable after such death.

12. Participant’s Rights Unsecured. The right of any Participant to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any Participant or beneficiary at any time a security interest in any Account or any other asset in trust with the Company for the benefit of any Participant or beneficiary.

13. Statement of Account. A statement will be sent to Participants as soon as practical following the end of each year as to the value of his/her Account as of December 31 of such year.

14. Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant or a beneficiary, except by will or by the laws of descent and distribution.

15. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall act by vote or written consent of a majority of its members. The Committee may designate one or more of its members or employees of the Company to execute documents on its behalf or take such other actions that may be necessary or proper to assist the Committee in its administration and operation of the Plan.

16. Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Committee or the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s accruals in his/her Account.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

18. Change in Control. For purposes of this Plan, Change in Control shall have the meaning set forth in the 2018 Plan. Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall be deemed to have occurred with respect to the Plan only if a change in the ownership or a change in ownership of a substantial portion of the assets. of the Company shall also be deemed to have occurred under Section 409A.